Exhibit 99.1

ON Technology Stockholders Approve Acquisition by Symantec

WALTHAM, MA (February 12, 2004) – ON Technology Corporation (NASDAQ:ONTC), a leading provider of enterprise infrastructure management solutions, today announced that its stockholders approved the proposed merger with Symantec Corporation. At today’s special meeting of stockholders, a majority of the outstanding shares of ON Technology’s common stock was voted in favor of the merger agreement and the proposed merger.

Under the terms of the merger agreement first announced on October 27, 2003, ON Technology stockholders will receive $4.00 in cash in exchange for each share of ON common stock that they own. The transaction is expected to close shortly.

About ON Technology Corporation

ON Technology empowers IT organizations and service providers to manage the full lifecycle of their computing systems over large-scale corporate networks. Our solutions are used to rapidly and reliably deploy critical applications, operating systems, and content to desktops, mobile PCs, handhelds, servers, retail point-of-sale (POS) terminals and banking workstations. Our customers leverage our solutions to significantly reduce IT costs, improve availability and reliability of business-critical applications, and enhance both IT and end-user productivity. ON’s management solution has been chosen by more than 1,000 enterprises worldwide to manage in excess of 1.2 million networked computer systems. For more information visit ON Technology’s web site at www.on.com or call 800-767-6638.

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Contact Information:

Company Inquiries	Investor Inquiries
Steven R. Wasserman	Michael Mason
ON Technology	Allen & Caron Inc
781-487-3330	212-691-8087
swasserman@on.com	michaelm@allencaron.com

The statements in this press release that relate to ON Technology’s future plans, events and performance, including the proposed acquisition by Symantec Corporation, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are ON Technology’s failure to satisfy or obtain waivers of all of the conditions to closing described in the merger agreement with Symantec Corporation, general economic conditions, including the current weakness in the global economy, demand for the Company’s products and services, performance of the Company’s direct and indirect distribution channels, competitive pressures, market acceptance of the Company’s new products and technologies, and the risk factors detailed from time to time in ON Technology’s periodic reports filed with the Securities and Exchange Commission, including without limitation the Company’s Quarterly Report on Form 10-Q for the third quarter of 2003 filed in November 2003. Actual results and performance may differ materially due to these and other factors. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. ON Technology undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release that may reflect events or circumstances occurring after the date of this press release.